Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,978,822.00	0.0001381	$ 1,378.08
Fees Previously Paid
	Total Transaction Valuation:	$ 9,978,822.00
	Total Fees Due for Filing:			$ 1,378.08
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 347.55
	Net Fee Due:			$ 1,030.53
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 656,069.8311 shares of common stock, par value $0.001 per share, of Stellus Private Credit BDC at a price equal to $15.21 per share, which represents the Registrant's net asset value as of December 31, 2025. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals 0.00013810 of the value of the transaction. The Registrant paid a filing fee of $820.93 in connection with the Registrant's Schedule TO-I filed on December 30, 2025, as amended on February 27, 2026 (File No. 005-93645), of which $347.55 remained unutilized and was used to partially offset the filing fee in relation to this filing.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule TO	005-93645	12/30/2025		$ 347.55
Fee Offset Sources	Stellus Private Credit BDC	Schedule TO	005-93645		12/30/2025		$ 347.55